Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Term Sheet No. 2022–USNCH14755

dated November 1, 2022 relating to
Preliminary Pricing Supplement No. 2022–USNCH14755

dated November 1, 2022

Registration Statement Nos. 333-255302 and 333-255302-03

Filed Pursuant to Rule 433

Market Linked Notes—Auto-Callable with Upside Participation and Principal Return at Maturity

Notes Linked to the S&P 500® Index due December 2, 2027

Term Sheet to Preliminary Pricing Supplement No. 2022-USNCH14755 dated November 1, 2022

Summary of Terms

Issuer and Guarantor:	Citigroup Global Markets Holdings Inc. (issuer) and Citigroup Inc. (guarantor)
Underlying:	S&P 500® Index
Pricing Date*:	November 29, 2022
Issue Date*:	December 2, 2022
Stated Principal Amount:	$1,000 per note
Automatic Call:	If the closing value of the underlying on the valuation date prior to the final valuation date is greater than or equal to the initial underlying value, the notes will be automatically called for redemption on the call settlement date for an amount in cash per note equal to $1,000 plus the call premium.
Call Premium:	At least 9.00% of the stated principal amount (to be determined on the pricing date)
Payment at Maturity (per note):

If the notes are not automatically called for redemption prior to maturity, you will receive a payment at maturity for each $1,000 stated principal amount note you hold at maturity:

•  if the final underlying value is greater than the initial underlying value: $1,000 plus $1,000 × [(final underlying value – initial underlying value) / initial underlying value] × participation rate; and

•  if the final underlying value is less than or equal to the initial underlying value: $1,000.

Participation Rate:	100%
Valuation Dates*:	December 4, 2023 and November 24, 2027 (the “final valuation date”)
Call Settlement Date:	For the valuation date prior to the final valuation date, the fifth business day after such valuation date
Maturity Date*:	December 2, 2027
Initial Underlying Value:	The closing value of the underlying on the pricing date
Final Underlying Value:	The closing value of the underlying on the final valuation date
Calculation Agent:	Citigroup Global Market Inc. (“CGMI”), an affiliate of Citigroup Global Markets Holdings Inc.
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.825%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 1.75% and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN:	17330YSP6 / US17330YSP69
United States Federal Tax Considerations:	See the preliminary pricing supplement.

* subject to change

** In addition, CGMI may pay a fee of up to 0.15% to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Hypothetical Payout Profile***

*** Assumes that the call premium will be set at the lowest value indicated in this term sheet. The actual call premium will be determined on the pricing date.

If the notes are automatically called for redemption, any positive return on the notes will be limited to the call premium, even if the closing value of the underlying on the valuation date prior to the final valuation date significantly exceeds the initial underlying value. If the notes are automatically called for redemption, you will not participate in any appreciation of the underlying beyond the applicable call premium.

If the notes are not automatically called for redemption prior to maturity and the final underlying value is less than or equal to the initial underlying value, you will be repaid the stated principal amount of the notes at maturity but will not receive any return on your investment.

On the date of the related preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the notes on the pricing date will be at least $951.00 per note, which will be less than the public offering price. The estimated value of the notes is based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/200245/000095010322018816/
dp183457_424b2-us2208440.htm

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors Relating to the Notes” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the notes.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Summary Risk Factors

The risks set forth below are discussed in detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement and the “Risk Factors Relating to the Notes” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	You May Not Receive Any Positive Return On Your Investment In The Notes.

•	The Notes Do Not Pay Interest.

•	If The Notes Are Automatically Called For Redemption Prior To Maturity, Your Potential Return On The Notes Is Limited.

•	A Higher Call Premium Is Associated With Greater Risk.

•	The Notes May Be Automatically Called For Redemption Prior To Maturity, Limiting The Term Of The Notes.

•	You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Securities Included In The Underlying.

•	Although The Notes Provide For The Repayment Of The Stated Principal Amount At Maturity (If The Notes Are Not Automatically Called For Redemption Prior To Maturity), You May Nevertheless Suffer A Loss On Your Investment In Real Value Terms If The Percentage Change From The Initial Underlying Value to the Final Underlying Value Is Less Than Or Not Sufficiently Greater Than Zero.

•	The Performance Of The Notes Will Depend On The Closing Values Of The Underlying Solely On The Valuation Dates, Which Makes The Notes Particularly Sensitive To Volatility In The Closing Values Of The Underlying On Or Near The Valuation Dates.

•	The Notes Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

•	The Notes Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

•	Sale Of The Notes Prior To Maturity May Result In A Loss Of Principal.

•	The Estimated Value Of The Notes On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

•	The Estimated Value Of The Notes Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

•	The Estimated Value Of The Notes Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

•	The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Notes From You In The Secondary Market.

•	The Value Of The Notes Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

•	We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

•	Our Offering Of The Notes Is Not A Recommendation Of The Underlying.

•	The Closing Value Of The Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

•	We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

•	The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Notes.

•	Changes That Affect The Underlying May Affect The Value Of Your Notes.

•	A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Valuation Date Is Postponed.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a related preliminary pricing supplement, an accompanying product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the related preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus in that registration statement (File Nos. 333-255302 and 333-255302-03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you can request the related preliminary pricing supplement, accompanying product supplement, underlying supplement, prospectus supplement and prospectus by calling toll-free 1-800-831-9146.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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